Exhibit 4.4

To:	Prof Dror Harats (the “Holder”)

WARRANT

To purchase up to an aggregate of

1,052 Ordinary Shares (subject to adjustment) of

VASCULAR BIOGENICS LTD. (the “Company”)

at a per share price as detailed below

VOID AFTER 17:00 p.m. Israel Standard Time

on the last day of the Option Period (defined below)

1.	This is to certify that the Holder specified above is entitled to purchase, subject to the provisions of this Warrant, from the Company, an aggregate of up to One Thousand Fifty Two (1,052) (subject to adjustment) fully paid and non-assessable Ordinary Shares par value NIS 0.01 per share (the “Warrant Shares”) of the Company at an exercise price of NIS 0.01 per share (the “Exercise Price”), during the period from 1.4.2001 until 1.4.2005 (the “Option Period”), all subject to the terms and conditions set forth below.

2.	Exercise of Warrant

2.1	Exercise. Subject to the provisions hereof, this Warrant may be exercised in whole or in part, on one or more occasions at any time during the Option Period.

2.2	Exercise for Cash. Unless the Holder elects to exercise this Warrant in accordance with the terms and conditions of Subsection 2.3 below, this Warrant shall be exercised by presentation and surrender thereof to the Company, at the principal office of the Company or at such other office or agency as the Company may designate, accompanied by: (i) a written notice of exercise in a form appended hereto as Exhibit A (the “Exercise Notice”); and (ii) payment to the Company, for1 the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the Exercise Notice shall be payable in immediately available good funds.

2.3	Net Exercise. Alternatively, at any time following the consummation of: (i) a public offering of the Company shares (an “Offering”); (ii) a consolidation or merger1 of the Company with or into any other corporation or entity, other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Ordinary Shares (a “Merger”); or (iii) the sale of all or substantially all of the assets of the Company or an offer to purchase all or substantially all of the shares of the Company (a “Sale”) (the terms Offering, Merger, and Sale shall be interpreted as set forth under1 the Company’s Articles of Association as in effect at the time of consummation of the said event), then, in lieu of exercising this Warrant as provided above, a Holder may elect to receive, by the surrender and cancellation of this Warrant, in whole or in part, Warrant Shares equal to the value of the Warrant (or the portion thereof being surrendered and canceled) by written notice of such election to the Company (which notice may state that such election shall be effective contingent upon and immediately prior to the closing of the Offering, Merger or Sale), at the principal office of the Company or at such other office or agency as the Company may designate, on the form appended hereto as Exhibit B (the “Net Exercise Notice”), in which event the Company shall issue to the Holder (without the payment by such Holder of any additional consideration), that number of Shares computed using the following formula:

Where

X	=	The number of Warrant Shares to be issued to the Registered Holder

Y	=	The number of Warrant Shares which would otherwise have been purchasable under this Warrant

A	=	The issue price pursuant to the Offering of one (1) Ordinary Share of the Company or the value of such share(s) as determined for the proposed Merger or Sale.

B	=	The Exercise Price

In the event of an Offering the Warrant Shares issued to the Holder upon exercise of this Warrant may be subject to a lock-up period along with the other shareholders of the Company

2.4	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder

2.5	Issuance of the Warrant Shares. Subject to a lock-up period as aforesaid in Subsection 2.3 above, within 7 business days following presentation and surrender of the Exercise Notice accompanied by (i) the payment of the applicable Exercise Price pursuant to Subsection 2.2 above, or (ii) the presentation of the Net Exercise Notice pursuant to Subsection 2.3 above, as the case may be, the Company shall issue to the Holder the shares to which the Holder is entitled thereto.

No fractions of shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded to the nearest whole number.

Upon receipt by the Company of such notice of exercise (and the Exercise Price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder.

The Company shall pay all of the applicable taxes and other charges that are payable by the Company in connection with the issuance of the Warrant shares and the preparation and delivery of share certificates pursuant to this Section 2 in the name of the Holder, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise of sale of this Warrant or the Warrant Shares by the Holder.

The Holder will sign any and all documents required by law and/or the Company’s Articles of Association to facilitate issuance of shares upon exercise of this Warrant.

3.	Reservation of Shares: Preservation of Rights of Holder

The Company hereby agrees that at all times it will maintain and reserve, free from preemptive rights, such number of authorized but unissued Ordinary Shares so that this Warrant may be exercised without additional authorization of Ordinary Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by amendment of its charter documents or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or1 seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, or the provisions contained in the Company’s Articles of Association relating to the rights of the holders of the Ordinary Shares.

4.	Exchange or Loss of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date Any such new Warrant executed and delivered shall constitute an alternative contractual obligation on the part of the Company to the Holder, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

5.	Adjustment

The number of Ordinary Shares purchasable upon the exercise of this Warrant and the applicable Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 5:

5.1

Consolidation and Division. If, during the Option Period, the Company consolidates its Ordinary Shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant

Shares to be allotted on exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately.

5.2	Bonus Shares. In the event of a distribution of bonus shares by the Company during the Option Period, this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of such bonus shares to which the Holder would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

5.3	Share Swap. Insofar as the Company is party to a share swap agreement or arrangement (such as a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity or reorganization) (the “Share Swap”), in which an offer is made to the Company’s shareholders to swap their shares for securities of some other corporation, provision shall be made so that the Holder thereafter shall be entitled to receive, such securities as were swapped for the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the Share Swap.

6.	Limitation on Transfer

Except as otherwise limited herein, this Warrant shall be binding upon and inure to the benefit of and be enforceable by the Holder1 and its respective successors and assigns The Holder may not assign or transfer any of the specific rights, privileges, or obligations set forth in, arising under, or created by this Warrant without the prior written consent of the Company, except for assignments and transfers from the Holder to its Permitted Transferees, as such term is defined hereunder.

For the purposes of this Warrant, a “Permitted Transferree” shall mean: (i) the spouse or children (including step-children or adopted children) of the Holder; (ii) a trust, the beneficiaries of which are the Holder or any of the persons specified in clause (i); or (iii) an entity controlled by the Holder.

Upon notice to the Company of such transfer, any transferee hereunder shall be deemed a Holder for the purposes hereof.

7.	Notice

Whenever the number of Ordinary Shares for which this Warrant is exercisable is adjusted as provided in Section 5 above, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing, a certificate signed by a principal officer of the Company, setting forth the number of Ordinary Shares for which this Warrant is exercisable and the exercise price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

8.	Rights of the Holder

Without limiting the foregoing or any remedies available to the Holder, the Holder shall be entitled to specific performance of the obligations hereunder, and injunctive relief against violations of the obligations of any person or entity subject to this Warrant.

The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.

9.	Termination

This Warrant and the rights conferred hereby shall terminate at the aforementioned time on the last day of the Option Period.

10.	Governing Law

This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the competent court for Tel Aviv-Jaffa district in respect of any dispute or matter arising out of or connected with this Warrant.

11.	Fees and Expenses

Except as otherwise limited herein, the Company shall bear the expenses and legal fees incurred by it or with respect to this Warrant, including any stamp tax due on this Warrant or the issue of the Warrant Shares pursuant to this Warrant.

Dated: 4/1/01

Vascular Biogenics Ltd.

By:	/s/ Dror Harats
Title:	CEO

AGREED AND ACCEPTED:

/s/ Dror Harats Prof Dror Harats

Exhibit A

Exercise Notice

Date:

To:	Vascular Biogenics Ltd.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase                     of the Warrant Shares pursuant to Section 2.2 of the attached Warrant, and herewith makes payment of                     , representing the full Exercise Price for such shares as provided for in such Warrant.

Signature:

Address:

Exhibit B

Net Exercise Notice

Date:

To: Vascular Biogenics Ltd.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby elects to exercise the attached Warrant for the purchase of                     of the Warrant Shares, pursuant to the provisions of Section 2.3 of the attached Warrant.

Signature:

Address:

6 Yoni Netanyahu St. Or Yehuda, Israel Tel. +972-3-6346450 Fax. +972-3-6346449

August 10, 2011

Dear Dror,

RE: Warrants Extension Notice

We are pleased to inform you that Vascular Biogenics Ltd. (the “Company”) resolved that the exercise period under each of the warrants issued to you effective as of (i) April 1, 2001; (ii) May 1, 2001; and (iii) December 28, 2001, shall be extended such that the exercise period of each warrant shall be twenty (20) years from the date of respective grant

Sincerely yours,

Dr. Ben Shapiro, Chairman

Vascular Biogenics Ltd.

Confirmed and further agreed to bear all tax implications, if any, resulting from the above.

Name:	Prof. Dror Harats

Signature:	/s/ Prof. Dror Harats

Date:	August 14, 2011